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                                                                    EXHIBIT 11

                            SPORTMART, INC. AND SUBSIDIARY
                           COMPUTATION OF INCOME PER SHARE
                     (Amounts in thousands except per share data)
                                     (Unaudited)

                                          Thirteen Weeks Ended    Thirty-nine Weeks Ended
                                          October 27, October 29, October 27, October 29,
                                              1996     1995          1996     1995
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Financial statement computations:

(Loss) income from continuing
operations before income taxes              $(3,587) $ (2,894)     $2,539   $4,608
 Income tax benefit (provision)               1,507     1,216      (1,062)  (1,927)
 (Loss) income from continuing operations    (2,080)   (1,678)      1,477    2,681
 Loss from discontinued operations              -         (12)        -       (323)
 (Loss) income before extraordinary item     (2,080)   (1,690)      1,477    2,358
 Loss from extraordinary item, net of tax      (462)      -          (462)      -
 Net (loss) income                           (2,542) $ (1,690)     $1,015   $2,358

 Net income per  share:

 Shares used in primary earnings per share
 computation:
   Weighted average shares outstanding       12,835    12,774      12,823   12,771
   Net additional shares assuming options
     exercised and proceeds used to purchase
     treasury shares (1)                        -         -           -        -
   Common and common equivalent shares       12,835    12,774      12,823   12,771
 Primary (loss) earnings per share from
   continuing operations                     $ (.16)  $  (.13)      $ .12    $ .21
 Primary loss per share from discontinued
   operations                                   -         -           -       (.03)
 Primary loss per share from extraordinary
   item                                        (.04)      -          (.04)     -
 Primary (loss) earnings per  share          $ (.20)  $  (.13)      $ .08    $ .18

Shares used in fully diluted earnings
per share computation:
  Weighted average shares outstanding        12,835    12,774      12,823   12,771
  Net additional shares assuming options
    exercised and proceeds used to
    purchase treasury shares (1)                -         -           -        -
  Common and common equivalent shares        12,835    12,774      12,823   12,771

Fully diluted (loss) earnings per share
  from continuing operations                 $ (.16)  $  (.13)      $ .12    $ .21
Fully diluted loss per share from
  discontinued operations                       -         -           -       (.03)
Fully diluted loss per share from
  extraordinary item                           (.04)      -          (.04)      -
Fully diluted (loss) earnings per share      $ (.20)  $  (.13)      $ .08    $ .18

(1) Certain common stock equivalents are antidilutive and therefore are not included in the calculation.
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